Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

MRV COMMUNICATIONS, INC., as Seller

and

CES HOLDING SA, as Purchaser

represented for the purpose of this Agreement by

VINCI CAPITAL SWITZERLAND SA

Dated as of December 2, 2011

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6.4.	Tax Returns	26
ARTICLE VII		26
7.1.	Non-Competition	26
7.2.	Use of Name	27
ARTICLE VIII Termination		27
8.1.	Termination by Mutual Consent	27
8.2.	Termination by Either Purchaser or Seller	27
8.3.	Termination by Seller	27
8.4.	Termination by Purchaser	27
8.5.	Effect of Termination and Abandonment	28
ARTICLE IX Miscellaneous and General		28
9.1.	Amendment; Waivers; Etc.	28
9.2.	Counterparts	28
9.3.	Governing Law	28
9.4.	Consent to Jurisdiction	28
9.5.	Notices	29
9.6.	Entire Agreement	30
9.7.	No Third Party Beneficiaries	30
9.8.	Severability	30
9.9.	Interpretation	30
9.10.	Successors and Assigns	31
9.11.	Further Assurances	31

Annex A	Definitions	A-1
Annex B-1	Form of Escrow Agreement
Annex B-2	Form of Escrow Agreement
Annex C	Funds Flow Chart
Annex D	Financial Statements (Annual Financial Statements and Interim Financial Statements as of October 31, 2011)

Schedules

2.2	Seller Disclosure Schedule
2.3	Purchaser Disclosure Schedule
4.2(d)	Remaining Purchaser Due Diligence

ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 2, 2011, by and between MRV COMMUNICATIONS, INC., a Delaware corporation (“Seller”), and CES HOLDING SA, a Swiss corporation (“Purchaser”), represented for the purpose of this Agreement by VINCI CAPITAL SWITZERLAND SA.  Capitalized terms used herein have the meanings set forth in Annex A hereto.

RECITALS

WHEREAS, Seller owns 1,002 registered shares, par value of CHF1,000 each, (collectively, the “Shares”), which represent all of the outstanding share capital of CES Creative Electronic Systems SA (“Company”), a joint stock company organized under the laws of Switzerland;

WHEREAS, the Company owns 100% of Creative Electronic Systems GB Ltd., Creative Electronic Systems Deutschland GMBH, Creative Electronic Systems Spain, S.L., and Creative Electronic Systems CAL, Inc.;

WHEREAS, Purchaser has been incorporated by RENAISSANCE PME, fondation suisse d’investissement, Capital Transmission SA and LFPE S.C.A. SICAR on November 28, 2011 as a special purpose vehicle for the acquisition of the Shares from Seller;

WHEREAS, Seller desires to sell the Shares to Purchaser; and

WHEREAS, Purchaser desires to purchase the Shares from Seller upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale; Closing

1.1.         Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, Seller sells and, at the Closing (as defined below), Seller will convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser purchases and, at the Closing (as defined below), will acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares (the “Transaction”).

1.2.         Consideration.  The aggregate consideration to be paid by Purchaser at Closing for the Shares shall be CHF 25.8 million (the “Purchase Price”).

1.3.         Payment at Closing.  Upon the terms and subject to the conditions set forth in this Agreement, upon Closing, Purchaser shall pay to Seller in CHF, by wire transfer of immediately available funds to an account designated by Seller the Purchase Price minus the amounts to be paid to the escrow accounts as specified in Section 4.1(c) and Purchaser shall pay to such escrow accounts a portion of the Purchase Price as set out in Section 4.1(c).

1.4.         Closing.

(a)             The closing of the Transaction (the “Closing”) shall take place at the offices of Schellenberg Wittmer in Geneva, Switzerland, (i) on the twenty-first day following the satisfaction or waiver of the conditions set forth in Article IV (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) or, if such day is not a Business Day, then the next succeeding Business Day, or (ii) at such other time and place as the parties may agree in writing.  The “Closing Date” shall be the date upon which the Closing occurs.

(b)             At the Closing:

(i)            Seller shall deliver to Purchaser (A) certificates for the Shares, duly endorsed by Seller in favor of Purchaser, (B) a resolution passed by the Company’s Board of Directors approving the transfer of the Shares in accordance with the Company’s Organizational Documents, and (C) the share ledger of the Company, duly updated to record Purchaser as the registered holder of the Shares;

(ii)           Purchaser shall make the payment to Seller in accordance with Section 1.3; and

(iii)          the certificates and other documents to be delivered pursuant to Sections 4.1, 4.2 and 4.3 hereof shall be delivered.

ARTICLE II

Representations and Warranties

2.1.         Representations and Warranties Regarding Seller.  Except as set forth in the disclosure letter delivered to Purchaser on or prior to entering into this Agreement (the “Seller Disclosure Schedule”) (it being agreed that disclosure of any item in any part of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other part to which the relevance of such item is reasonably apparent), Seller hereby represents and warrants to Purchaser that as of the date of this Agreement and as of Closing:

(a)             Organization and Good Standing.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)             Authorization.  Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction.  The execution and delivery by Seller of this Agreement, the performance of its obligations hereunder and the consummation by Seller of the Transaction have been duly authorized by all necessary corporate action, other than the consent of stockholders contemplated in Section 4.3(d), and this Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c)             No Violations.  The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation of the Transaction, will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of Seller; (B) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of Seller or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon Seller or any of its Subsidiaries (the “Seller Contracts”) or (C) conflict with, breach or violate any Law applicable to Seller or any of its Subsidiaries or by which Seller or any of its Subsidiaries is bound or affected.

(d)             Ownership of Shares.  Seller is the sole direct record and beneficial owner of all the outstanding shares of capital stock of the Company, and will transfer and deliver to Purchaser at the Closing valid title to the Shares free and clear of any Liens.

(e)             Brokers and Finders.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the Transaction, except that Seller has employed Headwaters MB LLC as its financial advisor, which may be entitled to collect a fee in connection with the Transaction entirely at the expense of Seller.

2.2.    Representations and Warranties Regarding the Company and its Subsidiaries.  Except as set forth in the Seller Disclosure Schedule (provided that disclosure of any item in any part of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other part to which the relevance of such item is reasonably apparent and provided further that, for purposes of these representations and warranties as of the Closing Date, other than for purposes of Section 4.2(a), the Seller Disclosure Schedule shall mean the Seller Disclosure Schedule as most recently amended prior to the Closing by Seller pursuant to Section 3.14), Seller hereby represents and warrants to Purchaser that the following representations and warranties are true and accurate in all material respects (that is, any item covered by the representation and warranties which directly or indirectly has a financial impact of more than CHF 50’000) as of the date of this Agreement and as of the Closing Date.

(a)             Organization, Good Standing and Qualification of the Company.  The Company is a joint stock company organized under the laws of Switzerland and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where such concept is applicable and where the ownership or operation of its assets or properties or conduct of its business requires such qualification.

(b)             Capitalization of the Company.  The issued and outstanding share capital of the Company consists solely of 1,002 registered shares, each with a par value of CHF1’000.  All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  Other than the Shares, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire from the Company or Seller, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities described in the foregoing clauses (i), (ii) and (iii).  No shares of any security of the Company are entitled to preemptive rights or registration rights.

(c)             Subsidiaries/Branches.  Except as set forth in Section 2.2(c) of the Seller Disclosure Schedule, the Company does not have any Subsidiaries or branches.

(d)             Organization, Good Standing and Qualification of the Subsidiaries.  Each of the Subsidiaries is duly formed and validly existing in the jurisdiction in which it has been formed and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where such concept is applicable and where the ownership or operation of its assets or properties or conduct of its business requires such qualification.

(e)             Capitalization of the Subsidiaries.  The issued and outstanding share capital of each of the Subsidiaries has been duly authorized, validly issued, is fully paid and non-assessable and is as described in Section 2.2(e) of the Seller Disclosure Schedule.  The Company directly owns all of the issued and outstanding share capital of its Subsidiaries.  The issued and outstanding share capital of each of the Subsidiaries is free and clear of any Lien, option or claim of any third-party.

(f)              Governmental Filings; Certain Contracts.

(i)            Except as set forth in Section 2.2(f)(i) of the Seller Disclosure Schedule, no notices, reports, filings or other approvals are required to be made or effected by Seller or the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller or the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity, including without limitation the Committee on Foreign Investment in the United States (CFIUS) (“Governmental Entity”) in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, other than, as of the time of signing of this Agreement, filings required to be made in connection with the Stockholder Approval.

(ii)           Assuming receipt of the stockholder approval contemplated by Section 4.3(d), the execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation of the Transaction will not constitute or result in (A) a breach or violation of the Organizational Documents of the Company or its Subsidiaries; (B) except with respect to change of control provisions, if any, in contracts listed in Section 2.2(t) of the Seller Disclosure Schedule, a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation of the Company or any of its Subsidiaries (collectively, the “Company Contracts”) or (C) conflict with, breach or violate any Law applicable to the Company or any of its Subsidiaries or by which their respective properties are bound or affected.

(g)             Financial Statements; Undisclosed Liabilities.

(i)            Purchaser has been provided with complete and correct copies of the Company’s consolidated audited statutory financial statements for the fiscal years ended December 31, 2007, 2008, 2009 and 2010, copies of which are attached in Annex D (the “Annual Financial Statements”).  The Annual Financial Statements (A) have been prepared, in all material respects, in accordance with Swiss GAAP applied on a consistent basis during the periods involved; and (B) present fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows of the Company for the periods then ended.

(ii)           Purchaser has been provided with complete and correct copies of the Company’s consolidated unaudited balance sheet as of October 31, 2011 and the related unaudited statement of income and cash flows for the period then ended (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”).  The Interim Financial Statements (A) have been prepared, in all material respects, in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except that the Interim Financial Statements are subject to normal year-end adjustments and do not contain all footnote disclosure required by U.S. GAAP); and (B) present fairly, in all material respects, the consolidated financial position of the Company as at the dates thereof and the consolidated results of operations and cash flows of the Company for the periods then ended.

(iii)          The Company and its Subsidiaries do not have any liabilities except for (A) liabilities reflected or reserved against on the balance sheet included in the Interim Financial Statements and not heretofore paid or discharged; (B) liabilities that have arisen in the ordinary course of business ; and (C) liabilities that are executory obligations under Company Contracts.

(iv)          The Closing Balance Sheet will be prepared consistently with the Company’s historical practice, will be true and correct in all material respects as of the Closing Date and will be substantially consistent with the forecasts previously provided to Purchaser.

(h)             Absence of Certain Changes.  Except as contemplated by this Agreement, from December 31, 2010 to the date hereof, (i) the Company and its Subsidiaries have conducted their business in the ordinary course and (ii) the Company and its Subsidiaries have not taken any of the actions described in clauses (b) through (j) of Section 3.1 hereof.

(i)              Litigation.  There are no actions, suits or proceedings pending or, to Seller’s Knowledge, threatened against the Company and/or any of its Subsidiaries.  There has not been in the past five (5) years any litigation, administrative, mediation or arbitration proceedings or any investigation, inquiry or enforcement proceedings or any other proceedings or hearings against or involving the Company and/or its Subsidiaries or any of their Directors before any statutory or governmental body, department, board or agency.  Further, neither the Company nor any of its Subsidiaries have received any notice or other written communication threatening any actions, suits or proceedings against the Company and/or any of the Subsidiaries. To the Knowledge of Seller, there are no circumstances that are reasonably likely to give rise to any such proceedings.

(j)              Employee Benefits.

(i)            All Benefit Plans, other than Benefit Plans that are mandatory under applicable Law are listed in Section 2.2(j) of the Seller Disclosure Schedule.  Prior to the date hereof, true and complete copies of all Benefit Plans listed in Section 2.2(j) of the Seller Disclosure Schedule, and all amendments thereto, have been made available to Purchaser.

(ii)           Each Benefit Plan has been maintained and administered in substantial compliance with its respective terms and with applicable Law.  All contributions, insurance premiums, tax and expenses due that are required to be made under the terms of any Benefit Plan have been timely made when due or are appropriately reflected in the Financial Statements.

(iii)          To the Knowledge of Seller, no event has occurred and no condition exists that would reasonably be likely to subject the Company or its Subsidiaries to any material Tax, fine, Lien, penalty, or other material liability imposed under applicable Law.

(iv)          Except as required by applicable Law, the Company and its Subsidiaries are not obligated to provide any retiree health or life insurance benefits to any Group Employee.

(v)           There is no action, suit, audit, claim, proceeding or, to the Knowledge of Seller, investigation pending against or involving or, to the Knowledge of Seller, threatened against or involving any Benefit Plan before any court or arbitrator or any Governmental Entity, or federal, state or local official that would reasonably be likely to subject the Company or its Subsidiaries to a material liability and (B) to the Knowledge of Seller, there are no facts or circumstances existing that would reasonably be likely to give rise to such actions, suits, audits, claims or proceedings.

(vi)          Neither the execution of this Agreement, nor the consummation of the Transaction, will (whether alone or in connection with any other event(s)) (A) entitle any Employee of the Company or any of its Subsidiaries to material severance pay or any increase in severance pay upon any termination of employment; or (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or increase the amount payable under, any of the Benefit Plans, except for the Retention Agreements in favor of the Group Employees listed in Section 2.2(j)(vii) of the Seller Disclosure Schedule.

(vii)         The Group Employees identified in Section 2.2(j)(vii) of the Seller Disclosure Schedule are the only employees with whom the Company and its Subsidiaries have entered into any kind of retention agreement, other than their currently existing employment agreements (the “Retention Agreements”).  Upon Closing, the Company and its Subsidiaries will have no further liability under the Retention Agreements.

(viii)        With the exception of the Group Employees listed in Section 2.2(j)(viii) of the Seller Disclosure Schedule, no Group Employee has a termination notice period exceeding two months.

(k)             MRV Stock Option Plans.  The Group Employees listed in Section 2.2(k) of the Seller Disclosure Schedule are the only Group Employees who hold outstanding options under the MRV Stock Option Plans.  The MRV Stock Option Plans are the only stock option plans under which any of the Group Employees listed in Section 2.2(k) of the Seller Disclosure Schedule has been granted stock options.  After Closing, the Company and its Subsidiaries will have no costs or liabilities arising from the MRV Stock Option Plans or the options issued and outstanding thereunder.

(l)              Indemnification of Officers and Directors.  After Closing, the Company and its Subsidiaries will have no indemnification liability to current or former directors or officers of the Company or any of its Subsidiaries.

(m)            Compliance with Laws; Permits.  The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, licenses and permits of any Governmental Entity (collectively, “Laws”) applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected, including without limitation the Federal Acquisition Regulation (FAR), with respect to all material contract obligations and proposal submission obligations where the United States Government is the end user under an open or proposed prime contract or subcontract, and the International Traffic in Arms Regulations (ITAR).  The Company and its Subsidiaries have all permits, licenses, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted.

(n)             Environmental Matters.  (i) The property currently operated by the Company and its Subsidiaries is in compliance with all applicable Environmental Laws and the Company and its Subsidiaries possess all permits, licenses, registrations, authorizations and approvals required under applicable Environmental Laws for the operation of their businesses as presently conducted.

(ii)           The property currently operated by the Company and its Subsidiaries (A) is not the subject of any written notice from any Governmental Entity or any other Person alleging the violation of any applicable Environmental Laws; and (B) is not the subject to any court order, injunction, administrative order or decree arising under any Environmental Law.

(o)             Taxes.  (i) All material Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company and its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true and complete in all material respects.

(ii)           All due Taxes have been duly and timely paid or are duly reflected as payable in the Annual Financial Statements and/or the Interim Financial Statements.

(iii)          No issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending.

(iv)          There is no Lien for Taxes upon any of the assets of the Company or its Subsidiaries nor is any taxing authority in the process of imposing any Lien for Taxes on any such assets, other than Liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by the Company or its Subsidiaries in good faith by appropriate action.

(v)           No withholding tax remains due by the Company or its Subsidiaries for any dividend paid by the Company or its Subsidiaries at or prior to Closing.

(p)             Labor Matters.  None of the Company or any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries have committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of Seller, threatened, nor has there been since December 31, 2006, any labor strike, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except where the failure to comply therewith, individually or in the aggregate, has not had and would not reasonably be expected to adversely interfere in any material respect with the conduct of their businesses.  Since December 31, 2009 there has been no material labor or employment dispute, except as described in Section 2.2(p) of the Seller Disclosure Schedule.

(q)             Sensitive Payments.  No Group Employee has made any payment to any government official that could be deemed an acte de corruption within the meaning of Title 19 (Corruption) of the Swiss Criminal Code.

(r)              Property.  Neither the Company nor any of its Subsidiaries owns any real property.  Any real property or tangible personal property held under lease by the Company or any of its Subsidiaries that is material to their businesses is held by the Company or its Subsidiaries, as applicable, under a valid, subsisting and enforceable lease with such exceptions as are not material and do not interfere with the current use of such property by the Company or its Subsidiaries.

(s)             Intellectual Property.

(i)            Other than the items listed in Section 2.2(s) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries have any registered patents, trademarks, internet domain names, copyrights or applications therefor.

(ii)           The Company and its Subsidiaries own, or are licensed or otherwise possess the right to use, the technology, know-how and trade secrets used in the businesses of the Company and its Subsidiaries as currently conducted (the “Owned Intellectual Property”).  The Company and its Subsidiaries have not granted any security interests in any of the Owned Intellectual Property.

(iii)          At all times, the Company and its Subsidiaries have taken reasonable measures to protect the Owned Intellectual Property related to their respective businesses against unauthorized disclosure to third parties, either by way of confidentiality undertakings or by way of appropriate references in their business correspondence.

(iv)          There are no claims pending or, to the Knowledge of Seller, threatened (A) that the business of the Company and its Subsidiaries as currently conducted infringes the Intellectual Property rights of any third party; (B) challenging the ownership, validity or enforceability of any of the Owned Intellectual Property; or (C) challenging the Company or its Subsidiaries rights to use any third party Intellectual Property.

(v)           To the Knowledge of Seller, the businesses of the Company and its Subsidiaries do not infringe Intellectual Property rights of any third party.

(vi)          To the Knowledge of Seller, there is no material unauthorized use, infringement or misappropriation of any of the Owned Intellectual Property by any third party, including any Group Employee.

(vii)         The Company and its Subsidiaries have taken reasonable measures designed to protect the secrecy of its trade secrets.

(t)              Contracts.  Schedule 2.2(t) of the Seller Disclosure Schedule lists all Material Contracts.  The term “Material Contracts” means all of the following types of Company Contracts and Subsidiaries Contracts (other than Organizational Documents of the Company and its Subsidiaries and agreements related to employee benefits and labor matters):

(i)            all Company Contracts and Subsidiaries Contracts evidencing Indebtedness in excess of CHF 100’000;

(ii)           joint venture and limited partnership agreements;

(iii)          each material supply, inventory, purchase and customer Company Contracts and its Subsidiaries Contracts that is reasonably likely to involve consideration of more than CHF 1’000’000 in the aggregate over the term of such Company Contracts and Subsidiaries Contracts;

(iv)          stock purchase agreements, asset purchase agreements and other contracts relating to the acquisition, lease or disposition by the Company and its Subsidiaries of material assets and properties or shares of capital stock of the Company and its Subsidiaries, in each case under which the Company and its Subsidiaries have any material indemnification obligations or any other material ongoing obligations;

(v)           Company Contracts and its Subsidiaries Contracts with consultants that are likely to involve consideration of more than CHF 100’000 in the aggregate over the term of such Company Contracts and Subsidiaries Contracts;

(vi)          Company Contracts and Subsidiaries Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company Contracts and Subsidiaries and that are likely to involve consideration of more than CHF 300’000 per year in the aggregate over the term of such Company Contracts and Subsidiaries Contracts;

(vii)         all Company Contracts and Subsidiaries Contracts with Governmental Entities; and

(viii)        Company Contracts and Subsidiaries Contracts that limit, or purport to limit, the ability of the Company or its Subsidiaries before or after the Closing to compete in any line of business or with any Person or to operate in any geographic area or during any period of time.

Seller has made available to Purchaser copies of all Material Contracts.  To the Knowledge of Seller, each Material Contract is in full force and effect and is valid, binding and enforceable against the other parties thereto in accordance with its terms.  Neither the Company, nor its Subsidiaries nor, to the Knowledge of Seller, any other Person is in material breach or violation of, or default under, any Material Contract. To the Knowledge of Seller, no event has occurred which would result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Company or its Subsidiaries or to a loss of any benefit to which the Company or its Subsidiaries are entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract, other than with respect to change of control provisions in the contracts listed in Section 2.2(t) of the Seller Disclosure Schedule.

(u)             Inventory.  The Company’s inventory, in all material respects:  (i) is carried on the Financial Statements and is valued and reported in a manner consistent with the Company’s past practices, and in accordance with Swiss GAAP with respect to its Annual Financial Statements and U.S. GAAP with respect to its Interim Financial Statements, consistently applied; and (ii) is of a quantity that is consistent with the Company’s past practice.

(v)             Affiliate Transactions.  Section 2.2(v) of the Seller Disclosure Schedule sets forth a complete and correct list of all written Intercompany Agreements.

(w)            Insurance.  The Company and its Subsidiaries have maintained in full force and effect insurance policies, which, with respect to their amount and coverage,

provide sufficient and reasonable coverage against losses and liabilities normally insured against by a Person carrying on the same type of business as the Company and its Subsidiaries.  The Company and its Subsidiaries carry insurance that complies with the requirements of the Company Contracts and Subsidiaries Contracts identified in Section 2.2(t)(iii) of the Seller Disclosure Schedule.  In addition (i) neither the Company nor any of its Subsidiaries is in material default under any insurance policy maintained by the Company and its Subsidiaries the effect of which would reasonably be expected to jeopardize coverage thereunder; (ii) all premiums due have been paid on insurance policies maintained by the Company and its Subsidiaries in all material respects, and the Company and its Subsidiaries have not received any written notice of cancellation of any insurance policy maintained by the Company and its Subsidiaries material to them or written notice with respect to any refusal of coverage thereunder the resolution of which is still pending or unresolved; (iii) there is no past or current material claim under any existing insurance policy maintained by the Company and its Subsidiaries for which the insurance company is denying coverage or defending under a reservation of rights or similar clause; and (iv) there are no outstanding unpaid claims under any insurance policy maintained by the Company and its Subsidiaries that are material, individually or in the aggregate.

(x)              Accounts Receivable.  As of the date hereof, to Seller’s Knowledge, all of the accounts receivable owing to the Company or any of its Subsidiaries constitute, in all material respects, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof other than such as have arisen or will arise in the ordinary course of business and for which adequate reserves have been established in the Financial Statements (to the extent required by Swiss GAAP with respect to its Annual Financial Statements and U.S. GAAP with respect to its Interim Financial Statements).

(y)             Books and Records.  The Company and its Subsidiaries’ books, accounts, data, files, information and records are true, correct and complete in all material respects, and are maintained in the Company’s usual, regular and ordinary manner in accordance with applicable Law.

(z)              Scolari Acquisition.  The Company’s proposed acquisition of certain items of manufacturing equipment, the hiring of former employees of Dominique Scolari Electronique (DSE), and lease of the Scolari building (the “Scolari Acquisition”) have been authorized by the Seller and the Company.  The consummation of the Scolari Acquisition will be in compliance in all material respects with applicable laws and will not materially disrupt the on-going business operations of the Company and will not result in any violation of any obligation under any Company Contracts.  With respect to the Scolari Acquisition, the Company will not be subject to any claim related to DSE past activities or any claim related to the application of the Swiss Merger Act.

(aa)           CES West.  The Company’s exclusive agent, CES West LLC, is a Utah limited liability company wholly-owned by Mr. and Mrs. Keith Folkerson.  The Company’s dealings with CES West are on an arm’s-length basis.  To the Knowledge of

Seller, except as described in Section 2.2(aa) of the Seller Disclosure Schedule, CES West is in compliance in all material respects with applicable laws.  The Company will not be subject to any claim as a result of the disclosure in Section 2.2(aa) of the Seller Disclosure Schedule or for any claim related to payment of US tax as a result of its relationship with CES West prior to Closing.

(bb)           Employee Pension Plans. All employee pension plans that are mandatory under applicable laws have been duly and timely funded in accordance with said laws.

(cc)           Full and Fair Disclosure and Information.  To Seller’s Knowledge, there are no facts pertaining to the Company and/or its Subsidiaries that might materially affect Purchaser’s evaluation of the Shares and/or have a material impact on the Transaction that have not been disclosed to Purchaser.  To Seller’s Knowledge, the information provided by Seller and the Company to Purchaser during its due diligence process is complete, accurate and not misleading.

2.3.    Representations and Warranties of Purchaser.

Except as set forth in the disclosure letter delivered to the Company by Purchaser on or prior to entering into this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to the Company that:

(a)             Organization and Good Standing.  Purchaser is a joint stock company duly organized, validly existing and in good standing under the laws of Switzerland and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b)             Authorization.  Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction.  The execution and delivery by Purchaser of this Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the Transaction have been duly authorized by all necessary action of Purchaser, and this Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c)             Governmental Filings; No Violations.

(i)            No notices, reports, filings or other approvals are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Swiss Governmental Entity, in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transaction, including without limitation and based on Purchaser’s own independent analysis, the Committee on Foreign Investment in the United States (CFIUS).

(ii)           The execution and delivery of this Agreement by Purchaser, the performance of its obligations hereunder and the consummation of the Transaction, will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of Purchaser; (B) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of Purchaser (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon Purchaser (the “Purchaser Contracts”) or (C) conflict with, breach or violate any Law applicable to Purchaser or any of its Subsidiaries or by which Purchaser or any of its Subsidiaries is bound or affected; except, in the case of clauses (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

(d)             Brokers and Finders.  Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transaction.

(e)             Available Funds.  Assuming satisfaction of the conditions set forth in Section 4.2, Purchaser will have the funds necessary to satisfy all of its obligations hereunder.

(f)              Securities Matters.  The Shares are being acquired by Purchaser for its own account and without a view to the public distribution or sale of the Shares or any interest in such Shares.  Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.  Purchaser understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of the Shares other than pursuant to applicable securities Laws and in accordance with the Company’s Organizational Documents.

(g)             Investigation.  Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company; and (ii) has been furnished with or given adequate access to such information about the Company as it has requested.  Purchaser further acknowledges and agrees that (A) the only representations, warranties, covenants and agreements made by Seller are the representations, warranties, covenants, and agreements made in this Agreement and the Seller Disclosure Schedule; and (B) except as set forth in Sections 2.1 and 2.2 of this Agreement (as qualified by the Seller Disclosure Schedule), Seller does not make any other representation or warranty with respect to Seller, its Affiliates, the Company or any of its Subsidiaries, this Agreement or the Transaction.

ARTICLE III

Covenants

3.1.    Interim Operations.  Between signing of this Agreement and Closing, Seller shall cause each of the Company and its Subsidiaries (unless Purchaser shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated hereby or set forth in the Seller Disclosure Schedule) to:

(a)           other than consummation of the Scolari Acquisition, conduct its business in the ordinary and usual course and, to the extent consistent therewith, use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers and employees;

(b)           not amend its Organizational Documents;

(c)           not (i) issue, sell, pledge, dispose of or encumber any shares of the Company or its Subsidiaries capital stock, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of the Company or its Subsidiaries capital stock of any class; (ii) transfer, sell, dispose of or encumber any material portion of its assets, other than sales of inventory in the ordinary course of business and other than amounts in cash equal to the Pre-Closing Distributions, provided that, CHF 1’000’000 of the Pre-Closing Distributions will not be distributed by the Company or its Subsidiaries until Closing and will be available for funding of the Reserve Amount at Closing; or (iii) other than in the ordinary course of business, incur any Indebtedness or issue any debt securities or guarantee or endorse the obligations of any Person;

(d)           other than as may be required by applicable Law, not (i) increase the compensation payable or to become payable to Group Employees; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any Group Employee (other than in connection with the Scolari Acquisition); or (iii) establish, adopt, enter into or amend, any collective bargaining agreement or Benefit Plan;

(e)           except in the ordinary course of business, not (i) enter into, amend or terminate any contract or agreement that would be material to the Company and its Subsidiaries taken as a whole (other than in connection with the Scolari Acquisition); or (ii) exclusively license to any third party any material Owned Intellectual Property;

(f)            other than consummation of the Scolari Acquisition, not acquire by merger, consolidation, acquisition of assets or equity interests or any similar transaction any corporation, partnership, limited liability company or other business organization or all or substantially all of the assets of any such entity;

(g)           except in the ordinary course of business, not settle or compromise any material claims or litigation;

(h)           not make any material change, other than as required by Swiss GAAP or U.S. GAAP, to its accounting principles or procedures;

(i)            except as described in the funds flow chart attached as Annex C, not make any payment or distribution to Seller or its Affiliates; and

(j)            not authorize or enter into an agreement to do any of the foregoing.

3.2.    Access.  Upon reasonable notice, and except as may otherwise be required by applicable Law, Seller shall cause the Company to afford Purchaser’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its properties, books, contracts and records and, during such period, Seller shall cause the Company to furnish promptly to the Purchaser all information concerning its business, properties and personnel as may reasonably be requested; provided, that the foregoing shall not require Seller or the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Seller shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure.

3.3.    Publicity.  Seller and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transaction and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law.

3.4.    Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such cost or expense.

3.5.    Breakup Fee.  If Purchaser or Seller exercises its right to terminate this Agreement based on the failure of the condition set forth in Section 4.3(d) (Stockholder Approval), Seller will cause the Company promptly to pay Purchaser a fee of CHF 200’000.

3.6.    Filings; Other Actions.

(a)             Purchaser and Seller shall cooperate with each other and use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Transaction as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits or authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transaction.

(b)             In furtherance and not in limitation of the foregoing, each of Purchaser and Seller shall (i) reasonably cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, (ii) execute and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transaction, and (iii) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.

3.7.    MRV Loan. Seller shall cause all principal and accrued interest in respect of the MRV Loan to be paid to the Company and the proceeds thereof to be distributed to Seller, and any tax withholding with respect thereto to be paid, at or prior to Closing, it being understood and agreed between the parties that the Purchase Price has been agreed upon based on the MRV Loan being fully discharged and the related withholding tax fully paid by the Company.

3.8.    Resignations.  Except as set forth in Section 3.8 of the Seller Disclosure Schedule, Seller shall cause each member of the Board of Directors of the Company to resign as a director, effective as of the Closing, with confirmation that they have no claims whatsoever against the Company or any of its Subsidiaries.

3.9.    Intercompany Agreements.  Except as otherwise agreed in writing by Purchaser and Seller, Seller shall cause all Intercompany Agreements to be terminated at or prior to Closing.

3.10.       Confidentiality.  From the date hereof until the third anniversary of this Agreement, Seller and Purchaser will hold, and will cause their respective Representatives to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of Law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other parties hereto furnished to them by such other parties or their Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party, (iii) independently developed by such party or its Representatives without reliance on Information or (iv) later lawfully acquired from other sources by the party to which it was furnished), and neither Seller nor Purchaser shall release or disclose such Information to any other Person, except its respective auditors, attorneys, financial advisors, other consultants and advisors and, to the extent permitted above, to Governmental Entities.

3.11.          Books and Records

(a)     Seller and its Affiliates shall have the right to retain copies of all books and records of the Company and its Subsidiaries relating to periods ending on or prior to the Closing subject to compliance with applicable Law.  Seller shall keep such documents confidential in accordance with Section 3.10   Purchaser agrees that, from and after the Closing, with respect to all original books and records of the Company and its Subsidiaries, Purchaser will (and will cause the Company and its Subsidiaries to) (i) comply in all material respects with applicable Law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by Purchaser.

(b)     In connection with any reasonable business purpose, including (i) in response to the request or at the direction of a Governmental Entity, (ii) the preparation of Tax returns, (iii) the determination of any matter relating to the rights or obligations of Seller under this Agreement and (iv) compliance with any Laws applicable to Seller (including any applicable securities Laws), subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege and any confidentiality obligations towards third parties), upon reasonable prior written notice, Purchaser shall use reasonable commercial efforts to cause the Company and its Subsidiaries to: (A) provide Seller and its Representatives information with respect to the Company for periods prior to Closing, (B) afford Seller and its Representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Company and its Subsidiaries, and (C) make available to Seller and its Representatives the Group Employees whose assistance, expertise, testimony, notes and recollections or presence is absolutely necessary at their workplace to assist Seller or its Affiliates in connection with any of the purposes referred to above; provided, however, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries and that Seller and its Representatives keep such information confidential in accordance with Section 3.10.

3.12.          Access to Information after Closing.  Purchaser shall use its best efforts to provide access to the Seller or its representatives to the books, documents, data and information of the Company during normal business hours, insofar as such information is required or relevant to protect the legitimate interests of the Seller, particularly in connection with Swiss or United States taxation matters, any requests for or obligations to provide information to the United States Securities Exchange Commission, or in connection with the requirements of applicable law, legal disputes with third parties, or for evaluation of and in response to possible claims under this Agreement.  If the Seller makes use of this right of access, then Seller shall (a) reimburse the Company for all reasonable expenses occurred in connection with such access and inspection of documents and (b) keep such information confidential in accordance with Section 3.10 and except as required in connection with any legal disputes with third parties or claims under this Agreement.  In addition, Purchaser shall use its best effort to deliver to the Seller, no later than the earlier of 21 days after Closing or 10 days after the end of the fiscal quarter in which the Closing takes place, a reporting package using the regular monthly reporting package used by the Company to report its financial results to Seller, except that the balance sheet data will be as of the Closing Date and the statement of operations data will be for the period then ended.

3.13.          Fulfill Closing Conditions.  Each of Seller and Purchaser shall cooperate with each other and shall each exercise their reasonable best efforts to fulfill the conditions to Closing set forth in Article IV, including the obtaining of necessary approvals, the obtaining of senior debt financing and the completion of Purchaser due diligence. Without limiting the foregoing, Purchaser shall use its reasonable best efforts (A) to prepare, negotiate and enter into definitive agreements with respect to the debt financing contemplated by Section 4.2(b), (B) to satisfy on a timely basis all conditions to funding in such definitive agreements and to consummate such financing at or prior to the Closing, including using its reasonable best efforts to cause the applicable lenders to fund such financing at the Closing, (C) to enforce its rights under any such definitive agreements and (D) to comply with its obligations under such definitive agreements. Purchaser shall (i) keep Seller informed on a current basis and in reasonable detail of the status of its efforts to arrange such debt financing, (ii) use its reasonable best efforts to, by December 15, 2011, provide Seller evidence of a commitment to such debt financing and (iii) promptly when available provide to Seller with a written confirmation from the Bank confirming the definitive agreements for such financing.  Without limiting the generality of the foregoing, Purchaser shall give Seller prompt notice of any breach or default by any party to any such definitive agreements. Seller will use its reasonable best efforts to satisfy the condition set forth in Section 4.3(d)(Stockholder Approval) and will keep Purchaser informed of its actions taken in connection therewith.  Purchaser will cooperate with Seller to provide timely information concerning the securing of debt financing and the fulfillment of other closing conditions, which may be helpful to Seller’s preparation of its proxy statement and its proxy solicitation.  Seller will advise Purchaser of the progress of its proxy solicitation.

3.14.                  Disclosure Letters.  Seller and Purchaser shall promptly notify each other of any developments between the date of this Agreement and the Closing that would cause the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, respectively, to be materially untrue and will mutually agree to amend such schedules so that they will be true and correct in all material respects as of the Closing Date.

ARTICLE IV

Conditions

4.1.          Conditions to Each Party’s Obligation to Effect the Transaction.  The respective obligations of each party to effect the Transaction are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)       Governmental Approvals.  All authorizations, consents, Orders (as defined below) or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entities necessary for the consummation of the Transaction, shall have been obtained or made.

(b)       Litigation.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, injunction, decree or other order (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transaction.

(c)       Escrow Accounts.  The parties shall have established the following escrow accounts at Poncet Buhler Lacin & Vallery, Notaires, 5, rue Pedro Meylan, Case postale 434, 1211 Genève 17 (the “Escrow Holder”):

(i)            An escrow account for the amount of the Restricted Cash identified on the Closing Balance Sheet and subject to the terms and conditions of the escrow agreement set forth in Annex B-1 attached to this Agreement.  The amount of the Restricted Cash will be released from the escrow and distributed to Seller on the first Business Day following the date of termination of the Advance Payment Guarantee; or, to the extent the Advance Payment Guarantee is drawn by its beneficiary, the amount of any such draw will be released from the escrow and distributed to the Company; provided that if the Advance Payment Guarantee is released prior to Closing, this escrow will be unnecessary and the amount of the Restricted Cash will be paid to Seller at Closing; and

(ii)           An escrow account for 10% of the Purchase Price, to be funded at the Closing and subject to the terms and conditions of the escrow agreement set forth in Annex B-2 attached to this Agreement, which provides, among other things that, save as in case of drawing by Purchaser, the escrow will terminate and the full amount then held in the escrow will be distributed to Seller on April 1, 2013.

4.2.          Conditions to Obligations of Purchaser.  The obligations of Purchaser to effect the Transaction are also subject to the satisfaction, or waiver by Purchaser, at or prior to the Closing of the following conditions:

(a)             Representations and Warranties.  The representations and warranties of Seller regarding itself, the Company and the Subsidiaries set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be deemed made only as of such date).

(b)             Closing Balance Sheet.  Three days prior to the Closing Date, Seller shall have caused the Company to deliver to Purchaser the Closing Balance Sheet.

(c)             Senior Debt Financing.  Purchaser shall have obtained senior debt financing of a minimum amount of CHF 10’000’000.

(d)             Due Diligence.  Purchaser shall have finalized to its satisfaction its due diligence process, which due diligence process as of the date of this Agreement consists only of the items listed on Schedule 4.2(d).

(e)             Consents; Notices.  The Company shall submit to Purchaser, prior to sending, the drafts of written consents and of notices of change of control to be sent pursuant to the Company Contracts and Subsidiaries Contracts listed in Section 2.2(t)(iii) of the Seller Disclosure Schedule.  Prior to Closing, the Company shall have obtained where required, written consents from or, where required, provided notices of change of control to the counterparties under said contracts.  Copies of the written consents and notices of change of control will be provided to the Purchaser prior to Closing.

(f)              Ten days prior to the Closing Date, Seller shall have presented to Purchaser’s satisfaction the original share certificates and/or share ledgers for the four Subsidiaries: Creative Electronic Systems GB Ltd., Creative Electronic Systems Deutschland GMBH, Creative Electronic Systems Spain, S.L., and Creative Electronic Systems CAL, Inc.

(g)             Key Employees.  None of the Group Employees listed in Section 2.2(j)(vii) of the Seller Disclosure Schedule shall have terminated or given written notice of termination of his employment with the Company or its Subsidiaries.

(h)             Performance of Seller’s Obligations.  Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement at or prior to the Closing.

(i)              Seller’s Certificate.  Seller shall have delivered to Purchaser a certificate, signed by an officer of Seller and dated as of the Closing Date, to the effect of the foregoing clauses (a) and (h) of this Section 4.2.

(j)              Resignations.  Each member of the Board of Director of the Company shall have executed and delivered a letter of resignation confirming that at and after Closing he or she has no claim against the Company.

(k)             Retention Agreements.  Any Group Employee who has a Retention Agreement that provides for post-closing severance liability shall have executed an amended Retention Agreement with the Company eliminating post-closing severance liability or shall have provided a release of such liability to the Company.

(l)              No Material Adverse Effect.  Since the date of this Agreement, no circumstance, change or event shall have occurred or shall exist that would, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

4.3.          Conditions to Obligations of Seller.  The obligations of Seller to effect the Transaction are also subject to the satisfaction, or waiver by Seller, at or prior to the Closing of the following conditions:

(a)             Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be deemed made only as of such date); provided, however, that notwithstanding anything herein to the contrary, this subsection shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, would reasonably be likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

(b)             Performance of Obligations of Purchaser.  Purchaser shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)             Purchaser’s Certificate.  Purchaser shall have delivered to Seller a certificate, signed by an officer of Purchaser and dated as of the Closing Date, to the effect of the foregoing clauses (a) and (b) of this Section 4.3.

(d)             Stockholder Approval.  The Transaction shall have been approved by the requisite vote of the Seller’s stockholders (the “Stockholder Approval”).

ARTICLE V

Indemnification

5.1.          Indemnification by Purchaser.

(a)             From and after the Closing Date, Purchaser shall indemnify and save and hold harmless Seller and each of Seller’s successors, assigns, Representatives, officers, directors and Affiliates (collectively, the “Seller Indemnitees”) from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses (“Damages”) suffered by any such Seller Indemnitees resulting from or arising out of:  (i) any breach by Purchaser of any representation or warranty contained in Section 2.3; and (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement, in each case existing as of the Closing Date.

(b)             The Seller Indemnitees shall not be entitled to assert any indemnification pursuant to clause (i) of Section 5.1(a) after the expiration of the applicable survival period referenced in Section 5.3; provided, that if on or prior to such expiration of the applicable survival period a notice of claim shall have been given to Purchaser pursuant to Section 5.4, the Seller Indemnitees shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.

5.2.          Indemnification by Seller.

(a)             From and after the Closing Date, Seller shall indemnify and save and hold harmless Purchaser and each of Purchaser’s successors, assigns, Representatives, officers, directors and Affiliates, including the Company and its Subsidiaries (collectively, the “Purchaser Indemnitees”) from and against any Damages resulting from, arising out of, or incurred in connection with: (i) any breach by Seller of any representation or warranty contained in Sections 2.1 or 2.2; and (ii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement, in each case existing as of the Closing Date.

(b)             The Purchaser Indemnitees shall not be entitled to assert any indemnification pursuant to clause (i) of Section 5.2(a) after the expiration of the applicable survival period; provided that if on or prior to such expiration of the applicable survival period a notice of claim shall have been given to Seller pursuant to Section 5.4 hereof for such indemnification, the Purchaser Indemnities shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.

5.3.          Survival of Representations and Warranties and Indemnities

The representations and warranties set forth in Section 2.2 and the related indemnification obligations of Seller set forth in Section 5.2 (and, in the case of clause (b) below, the covenant contained in Section 6.1 and the related indemnification obligation of Seller set forth in Section 5.2) shall survive the Closing and be valid and remain in effect:

(a)             until the fifth anniversary of the Closing with respect to the representations contained in Section 2.1(b) (Seller authorization), Section 2.1(d) (Ownership of the Company shares), Section 2.2(b) (Capitalization of the Company), Section 2.2(e) (Capitalization of the Subsidiaries), and 2.2(m) (only for claims of the US Government for pre-Closing non-compliance, if any, with FAR).

(b)             until three months after expiration of the applicable statute of limitations (including any extensions thereof) with respect to matters covered by Section 2.2(o) (Taxes), Section 2.2(z) (Scolari Acquisition, in particular any claim related to DSE past activities and any claim related to the application of the Swiss Merger Act), Section 2.2 (aa) (CES West: for any claim related to payment of US tax and for any claim related to the disclosure made by Seller in Section 2.2(aa) of Seller Disclosure Schedule)), Section 6.1 (Tax Indemnity) and Section 2.2(j) (Employee Benefits); and,

(c)             in case of all other representations and warranties, until March 31, 2013;

provided, however, that it is agreed and understood that any representation or warranty or indemnity that would otherwise terminate in accordance with this Section 5.3 will continue to survive if a notice of breach with respect to such representation and warranty has been duly and timely provided until the related claim for misrepresentation or breach of warranty has been satisfied or resolved.  The parties waive the statute of limitations under Art. 210 CO.

The above limitations shall not apply in case of fraud or willful breach of its obligations by Seller.

The covenants and agreements of the parties hereto contained in this Agreement shall survive until they are fully performed or, if earlier, until the expiration thereof set forth in the terms of such covenant and agreement.

5.4.          Indemnification Procedures.

(a)             If a Seller Indemnitee or Purchaser Indemnitee (an “Indemnified Party”) shall desire to assert any claim for indemnification provided for under this Article V in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall notify Purchaser or Seller, as the case may be (the “Indemnifying Party”), within 30 days in writing of such Third Party Claim, the amount or the estimated amount of Damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Third Party Claim Notice”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to provide a Third Party Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  The Indemnified Party shall deliver to the Indemnifying Party, within 10 days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b)             If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the Indemnified Party therefore, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Third Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnified Party and the Indemnifying Party.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences.  If the Indemnifying Party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and use reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).  The Indemnifying Party may pay, settle or compromise a Third Party Claim without the written consent of the Indemnified Party, so long as such settlement includes (A) an unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim; (B) does not subject the Indemnified Party to any injunctive relief or other equitable remedy; and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

(c)             If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article V other than a claim in respect of, arising out of or involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall notify the Indemnifying Party warranty in writing within 30 days after having obtained knowledge of a misrepresentation or breach of such Direct Claim; the notice shall mention the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Direct Claim Notice”); provided that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  The Indemnifying Party shall have a period of 20 days within which to respond to any Direct Claim Notice or any Third Party Claim Notice.  If the Indemnifying Party does not respond within such 20-day period, the Indemnifying Party will be deemed to have accepted such claim.  If the Indemnifying Party rejects all or any part of such claim, Seller and Purchaser shall attempt in good faith for 20 days to resolve such claim.  If no such agreement can be reached through good faith negotiation within 20 days, either Purchaser or Seller may commence an action in accordance with Section 9.4.  The procedure provided for in this Section 5.4(c) shall be in lieu of, and to the exclusion of, Purchaser’s duty to immediately investigate and notify Seller in accordance with Article 201 CO.

5.5.          Limitations on Indemnification.

(a)             Seller shall have no liability for any claim for indemnification pursuant to Section 5.2(a) if the Damages associated with such claim are less than CHF 50,000 (any such claim being referred to as a “De Minimis Claim”).  Seller shall have no liability for indemnification pursuant to Section 5.2(a) with respect to Damages for which indemnification is provided thereunder unless the aggregate amount of such Damages (including all Damages associated with De Minimis Claims) exceeds the amount equal to CHF 100,000 (the “Deductible”), in which case Seller shall be liable for all such Damages (including all Damages associated with De Minimis Claims) in excess of the Deductible; provided that, (i) in no event shall the aggregate amount to be paid by Seller for Damages with respect to all such claims for indemnification pursuant to Section 5.2(a) exceed an amount equal to the Purchase Price and, in addition to and without limiting the foregoing, (ii)(A) not including claims relating to breaches of the representations and warranties contained in Sections 2.1(b), 2.1(d), 2.2(b), 2.2(f)(i), 2.2(m), and 2.2(w), the aggregate amount to be paid by Seller for Damages with respect to all such claims for indemnification pursuant to Section 5.2(a)(i) shall not exceed an aggregate maximum amount equal to 25% of the Purchase Price; (B) the aggregate amount to be paid by Seller for Damages with respect to claims relating to the breach of the representations and warranties contained in Sections 2.2(f)(i), 2.2(m), and 2.2(w) shall not exceed an aggregate maximum amount equal to 50% of the Purchase Price; and (C) the aggregate amount to be paid by Seller for Damages with respect to claims relating to the breach of the representations and warranties contained in Sections 2.1(b), 2.1(d), 2.2(b) and 5.2(a)(ii) (but only to the extent of claims, if any, related to failure of compliance with the covenants contained in Section 3.1) shall not exceed an aggregate maximum amount equal to the Purchase Price.

(b)             No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once in respect of the same Damages.

(c)             Notwithstanding anything to the contrary in this Article V, in no event shall an Indemnifying Party have liability to any Indemnified Person for any consequential or indirect damages, lost profits or similar items.

(d)             The above limitations on Indemnification shall not apply in case of fraud or willful breach of its obligations by Seller.

5.6.          Indemnity Payments.

(a)             Subject to the escrow instructions for the escrow established pursuant to Section 4.1(c)(i), claims against Seller may be settled upon Seller’s instructions from the proceeds of that escrow.

(b)             The amount of any Damages payable under this Article V shall be net of any amounts actually recovered by the Indemnified Party under any insurance policies or from any other Person alleged to be responsible therefor (net of any actual costs or expenses incurred in connection with securing or obtaining such amounts recovered with respect to such Damages).  If the Indemnified Party actually recovers any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for the excess (if any) of (i) the indemnification payment made by the Indemnifying Party with respect to such Damages plus the amount received under applicable insurance policies or from any other Person by the Indemnified Party with respect to such Damages, net of any actual costs or expenses incurred in connection with securing or obtaining such amounts recovered less (ii) the full amount of such Damages.

(c)             The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price, unless a different treatment is required by applicable Law.

5.7.          Mitigation.  Each party shall take commercially reasonable actions to mitigate losses, including by taking commercially reasonable actions to pursue insurance claims and claims against third parties and shall reasonably consult and cooperate with the other party with a view toward mitigating Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

5.8.          Exclusive Remedy.  Except as set forth in Article VI, this Article V shall be the exclusive remedy of the parties hereto following the Closing for any losses arising out of any breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except for fraud or willful breach by Seller of its obligations.

ARTICLE VI

Tax Matters

6.1.          Seller’s Liability for Taxes.  Seller shall be solely liable, and shall indemnify Purchaser, for any Taxes attributable to the Company and its Subsidiaries with respect to any taxable period or portion thereof ending on or before the Closing, including any Taxes attributable to the Company for such portion of a taxable period beginning before and ending after the Closing, provided, however, that Seller shall not indemnify Purchaser for any Taxes properly accrued by the Company prior to Closing and reflected on the Closing Balance Sheet.

6.2.          Purchaser Liability for Taxes.  Purchaser shall be solely liable for any Swiss Taxes attributable to the Company with respect to any taxable period or portion thereof beginning after the Closing, including any Taxes attributable to the Company for such portion of a taxable period beginning before and ending on the Closing Date for which accrual has been made by the Company.

6.3.          Proration of Taxes.  To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing shall be determined by assuming that the taxable year or period ended as of 12:01 A.M., Swiss time, on the Closing Date, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

6.4.          Tax Returns.  Seller shall prepare and timely file all Tax Returns of the Company and its Subsidiaries required to be filed on or before the Closing Date.  Purchaser shall prepare and timely file all Tax Returns of the Company required to be filed after the Closing Date.  Purchaser shall prepare all Tax Returns for all taxable periods beginning before and ending after the Closing Date (“Straddle Period Returns”).  Seller may review and comment on all Straddle Period Returns, such comments not to be unreasonably rejected by Purchaser.

ARTICLE VII

Non-Competition and Use of Name

7.1.          Non-Competition. To assure to Purchaser full benefit of the business and goodwill of the Company and its Subsidiaries, Seller hereby undertakes as a separate and independent undertaking that it shall, either on its own account or for any other Person, directly or indirectly, not:

(a)                                           Within the first 18 months following the Closing Date (i) solicit, induce or attempt to induce any Group Employee to leave the employ of any of the Company and its Subsidiaries or to engage in any business that competes directly with the Company or its Subsidiaries; or (ii) hire or assist in hiring any Group Employee to become an employee of a Person that Seller controls (independently of the business in which any such Group Employee is or will be active) or to work for any business that competes with any of the Company and its Subsidiaries; or (iii) interfere with or entice away any Person who is or has been a customer, supplier or business partner of any of the Company and its Subsidiaries; or (iv) in any way interfere with the relationships between the Company and its Subsidiaries and their employees, suppliers, customers, business partners and/or consultants;

(b)                                          Within the first 18 months following the Closing Date, carry out directly or indirectly any activity or be engaged, concerned or interested or become a shareholder (except as shareholder of a listed company with 5% or less interest in such listed company) of, a Person or other business that is active in the same business field and/or competes with the Company or its Subsidiaries.

7.2.          Use of Name.  Seller covenants and agrees that no rights of whatever nature related to the use of the names “CES Creative Electronic Systems SA” or “CES” will be retained by Seller. Seller undertakes as of the Closing Date not to use, directly or indirectly such names individually or in conjunction with other names in any manner whatsoever.

ARTICLE VIII

Termination

8.1.          Termination by Mutual Consent.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing by mutual written consent of Purchaser and Seller.

8.2.          Termination by Either Purchaser or Seller.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing by either Purchaser or Seller if (a) the Stockholder Approval shall not have been obtained on or before January 31, 2012; (b) the Transaction shall not have been consummated by March 31, 2012 (the “Termination Date”); or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (b) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Transaction to be consummated by the Termination Date.

8.3.          Termination by Seller.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing by Seller if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.3(a) or 4.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Seller to Purchaser.

8.4.          Termination by Purchaser.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing by Purchaser if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.2(a) or 4.2(h) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Purchaser to Seller.

8.5.          Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article VIII, this Agreement (other than as set forth in Sections 3.5 and 3.10) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, managers, members, stockholders, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.          Amendment; Waivers; Etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by (i) Purchaser where enforcement of the amendment, modification, discharge or waiver is sought against Purchaser or (ii) Seller where enforcement of the amendment, modification, discharge or waiver is sought against Seller.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  The waiver by Purchaser or Seller of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.2.          Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.3.          Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF SWITZERLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

9.4.          Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the ordinary courts of the Canton of Geneva (the “Chosen Courts”), subject to appeal to the Swiss Federal Court, in any action or proceeding arising out of or relating to this Agreement or the Transaction or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in a Chosen Court; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any of the Chosen Courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any Chosen Court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any Chosen Court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.5.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.5.          Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile or email, provided that the facsimile or email is promptly confirmed by telephone, return facsimile or email confirmation thereof:

if to Purchaser:

CES Holding SA

c/o Vinci Capital Switzerland SA

PSE

1015 Lausanne, Switzerland

Attention: Xavier Paternot

fax:  +41 21 693 92 30

email: xp@vincicapital.ch

with a copy to:

Clarence Peter

Python & Peter

Rue François-Bellot 6, 2nd floor

1206 Geneva, Switzerland

fax(es): +41 22 702 15 55, +41 22 702 14 50

email: cpeter@pplex.ch

if to Seller:

MRV Communications, Inc.

20415 Nordhoff Street,

Chatsworth, California 91311

Attention:  Jennifer Painter, VP and General Counsel

fax:  +1 (818) 407-5867

email:  jpainter@mrv.com

with a copy to:

Jean Jacques Ah Choon

Schellenberg Wittmer

15 bis, rue des Alpes

P.O. Box 2088

1211 Geneva, Switzerland

fax:  +41 22 707 8001

email: jean-jaques.ahchoon@swlegal.ch

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.6.          Entire Agreement.  This Agreement (including any exhibits hereto), the Seller Disclosure Schedule and the Purchaser Disclosure Schedule constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.7.          No Third Party Beneficiaries.  This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.8.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.9.          Interpretation.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

9.10.        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither Seller nor Purchaser may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party; any attempted assignment that does not comply with this Section 9.10 shall be void.

9.11.        Further Assurances.  From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall use commercially reasonable efforts to take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transaction.

[THIS SPACE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MRV COMMUNICATIONS, INC.

By	/s/ Chris King
	Name:	Chris King
	Title:	Chief Financial Officer

CES HOLDING SA

By	/s/ Raffaele Petrone
	Name:	Raffaele Petrone

By	/s/ Xavier Paternot
	Name:	Xavier Paternot

Annex A

DEFINITIONS

“Advance Payment Guarantee” shall mean that Advance Payment Guarantee, No. 40GA-D00658-4CHH, dated 16 August 2011, face amount EUR 989’478, issued by UBS for which the Company is the account party.

“Affiliate” shall mean with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“Annual Financial Statements” shall have the meaning set forth in Section 2.2(g)(i) of this Agreement.

“Benefit Plans” shall mean all material benefit and compensation plans, contracts, policies, arrangements or agreements including, but not limited to employment, consulting, retention, welfare, deferred compensation, retirement or post-retirement, severance, stock option, stock purchase, stock appreciation, stock based, incentive, bonus plans or other employee benefits sponsored or maintained by the Company and its Subsidiaries and in which only Company and/or Subsidiaries Employees (including their dependents, spouses or beneficiaries) participate.

“Business Day” shall mean any day other than a Saturday, a Sunday, federal holiday or a day on which banks in Los Angeles, California or Geneva, Switzerland are authorized or obligated by Law to close.

“CHF” shall mean Swiss francs, the lawful currency of Switzerland.

“Chosen Courts” shall have the meaning set forth in Section 9.4 of this Agreement.

“Closing” shall have the meaning set forth in Section 1.4(a) of this Agreement.

“Closing Balance Sheet” shall mean the balance sheet of the Company as of the last day of the month immediately preceding the month in which the Closing occurs, giving pro forma effect to the payment of the MRV Note, the payment of all cash dividends by the Company to Seller after the date of this Agreement and at or prior to Closing (for the avoidance of doubt, including those occurring after the date of the closing balance sheet but prior to the Closing), together with all withholding taxes and other costs, if any, associated with such payments.

“Closing Date” shall have the meaning set forth in Section 1.4(a) of this Agreement.

“Company” shall have the meaning set forth in the Recitals to this Agreement.

“Company Contracts” shall have the meaning set forth in Section 2.2(f)(ii).

“Company Employees” shall mean all current or former employees or directors of the Company.

“Damages” shall have the meaning set forth in Section 5.1(a) of this Agreement.

“De Minimis Claim” shall have the meaning set forth in Section 5.5(a) of this Agreement.

“Deductible” shall have the meaning set forth in Section 5.5(a) of this Agreement.

“Direct Claim” shall have the meaning set forth in Section 5.4(c) of this Agreement.

“Direct Claim Notice” shall have the meaning set forth in Section 5.4(c) of this Agreement.

“Environmental Law” shall mean any applicable Law relating to (i) the protection of the environment, (including air, surface water, groundwater soil and natural resources) or (ii) the use, storage, handling, release or disposal of any hazardous substance, material or waste, in each case as presently in effect.

“Escrow Holder” shall have the meaning set forth in Section 4.1(c) of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 2.2(g)(ii) of this Agreement.

“Governmental Entity” shall have the meaning set forth in Section 2.2(f)(i) of this Agreement.

“Group Employee” shall mean any Company Employee or Subsidiary Employee.

“Indebtedness” shall mean the indebtedness for borrowed money of the Company.

“Indemnified Party” shall have the meaning set forth in Section 5.4 of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 5.4 of this Agreement.

“Information” shall have the meaning set forth in Section 3.10 of this Agreement.

“Intellectual Property” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents; (ii) all patents pending; (iii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (iv) all works of authorship, copyrights, copyright registrations and applications, including source code and object code; (v) all industrial designs and any registrations and applications therefore; (vi) all trademarks; (vii) all databases and data collections (including knowledge databases, customer lists and customer databases); (viii) all rights in software; (ix) rights to website addresses and domain names; (x) Copyrights, (xi) Trademarks, (xii) any similar, corresponding or equivalent rights to any of the foregoing; and (xiii) all goodwill associated with any of the foregoing.

“Intercompany Agreements” shall mean contracts, agreements, notes, leases, licenses and other instruments between the Company or any of its Subsidiaries, on the one hand, and Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries), on the other hand.

“Interim Financial Statements” shall have the meaning set forth in Section 2.2(g)(ii) of this Agreement.

“Knowledge of Seller” or “Seller’s Knowledge” shall mean the actual knowledge, assuming reasonable investigation, of Messrs. Hervé Garchette, Frédéric Gay, Dilip Singh and Chris King and Ms. Jennifer Painter.

“Laws” shall have the meaning set forth in Section 2.2(m) of this Agreement.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien (including statutory liens), claim, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

“Material Adverse Effect” shall mean a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect arising out of or resulting from any of the following, shall constitute or be considered when determining if a “Material Adverse Effect” has occurred: (i) any change in Law, Swiss GAAP or U.S. GAAP applicable to the Company or any of its Subsidiaries or in the interpretations thereof; (ii) any change, circumstance or condition affecting the military or aerospace industries generally; (iii) the public announcement of the Transaction; (iv) any change in economic, business, regulatory or political conditions generally or in the U.S., Swiss or global financial markets, including changes in interest or exchange rates and changes in currency and credit markets; (v) any action taken, or failure to take action, by the Company as required by this Agreement; (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of, or occurring after, the date of this Agreement; or (vii) any failure by the Company to meet any internal or external projections, guidance, estimates or forecasts for or during any period ending on or after the date of this Agreement.

“Material Contracts” shall have the meaning set forth in Section 2.2(t) of this Agreement.

“MRV Loan” shall mean intercompany loan owing by Seller to the Company, identified as such on the Company’s balance sheet and the Interim Financial Statements.

“MRV Stock Option Plans” shall mean Seller’s Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan and the MRV Communications, Inc. 2007 Omnibus Incentive Plan.

“Order” shall have the meaning set forth in Section 4.1(b) of this Agreement.

“Organizational Documents” shall mean, with respect to a legal entity, such entity’s articles or certificate of incorporation and bylaws, or analogous documents, in each case as amended through the date hereof.

“Owned Intellectual Property” shall have the meaning set forth in Section 2.2(s)(ii) of this Agreement.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Pre-Closing Distributions” shall mean the distributions to be made by the Company to the Seller before Closing as detailed in the funds flow chart attached as Annex C.

“Purchase Price” shall have the meaning set forth in Section 1.2 of this Agreement.

“Purchaser” shall have the meaning set forth in the Preamble of this Agreement.

“Purchaser Contracts” shall have the meaning set forth in Section 2.3(c)(ii) of this Agreement.

“Purchaser Disclosure Schedule” shall have the meaning set forth in Section 2.3 of this Agreement.

“Purchaser Indemnitees” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, advisors, and Representatives of such Person’s agents and advisors.

“Reserve Amount” shall mean the estimated amount of CHF 574,775, subject to adjustment to give effect to the USD/CHF currency exchange rate as of the Closing Date.

“Restricted Cash” shall mean the cash on the Closing Balance Sheet identified as “Restricted Cash” in the amount corresponding to the Advance Payment Guarantee and subject to the escrow agreement attached as 4.1(d).

“Retention Agreement” shall have the meaning given in Section 2.2(j)(vii).

“Scolari Acquisition” shall have the meaning set forth in Section 2.2(z).

“Seller” shall have the meaning set forth in the Preamble of this Agreement.

“Seller Contracts” shall have the meaning set forth in Section 2.1(c) of this Agreement.

“Seller Disclosure Schedule” shall have the meaning set forth in Section 2.1 of this Agreement.

“Seller Indemnitees” shall have the meaning set forth in Section 5.1(a) of this Agreement.

“Stockholder Approval” shall have the meaning set forth in Section 4.3(d) of this Agreement.

“Shares” shall have the meaning set forth in Recitals to this Agreement.

“Straddle Period Returns” shall have the meaning set forth in Section 6.4 of this Agreement.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person.

“Subsidiary Contracts” shall mean all contracts to which any of the Subsidiaries is a party.

“Subsidiary Employee” shall mean all current or former employees or directors of any Subsidiary.

“Swiss GAAP” shall mean generally accepted accounting principles in Switzerland as in effect at the time any applicable financial statements were prepared.

“Tax” (including, with correlative meaning, the terms “Taxes,” and “Taxable”) shall mean all federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy taxes, duties or assessment and any other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination Date” shall have the meaning set forth in Section 8.2 of this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Third Party Claim Notice” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Transaction” shall have the meaning set forth in Section 1.1 of this Agreement.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States as in effect at the time any applicable financial statements were prepared.

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